                                                                 (EXHIBIT 99.03)



                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (A WHOLLY OWNED SUBSIDIARY OF AMBAC FINANCIAL GROUP, INC.)

                  CONSOLIDATED UNAUDITED FINANCIAL STATEMENT

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
               AND FOR THE PERIODS ENDED JUNE 30, 1998 AND 1997

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


     (1)  BASIS OF PRESENTATION

     Ambac Assurance Corporation ("Ambac Assurance") is a leading insurer of municipal and structured finance obligations and has been assigned triple-A claims-paying ability ratings, the highest ratings available from Moody's Investors Service, Inc., Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc., and a financial strength rating of triple-A from Standard & Poor's Ratings Group. Financial guarantee insurance underwritten by Ambac Assurance guarantees payment when due of the principal of and interest on the obligation insured. In the case of a default on the insured obligation, payments under the insurance policy may not be accelerated by the policyholder without Ambac Assurance's consent. As of June 30, 1998, Ambac Assurance's net insurance in force (principal and interest) was $297.7 billion. Ambac Assurance is a wholly-owned subsidiary of Ambac Financial Group, Inc. (NYSE: ABK), a holding company that provides financial guarantee insurance and financial management services to clients in both the public and private sectors in the U.S. and abroad through its subsidiaries.

     On December 18, 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company which guaranteed bonds primarily for college and hospital infrastructure projects, is not expected to write any new business. Ambac Assurance and Connie Lee have arrangements in place to assure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     During the first quarter of 1997, Ambac Assurance established a new subsidiary in the United Kingdom, Ambac Insurance UK Limited ("Ambac UK"), which is authorized to conduct certain classes of general insurance business in the United Kingdom. Ambac UK is the Company's primary vehicle for the issuance of financial guarantee insurance policies in the United Kingdom and Europe.

     Ambac Assurance, as the sole limited partner, owns a limited partnership representing 90% of the total partnership interests of Ambac Financial Services, L.P. ("AFS"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFS, Ambac Financial Services Holdings, Inc., a wholly-owned subsidiary of Ambac Financial Group, Inc., owns a general partnership interest representing 10% of the total partnership interest in AFS.

          Ambac Assurance's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the six months ended June 30, 1998 may not be indicative of the results that may be expected for the full year ending December 31, 1998. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997.


(2)   NEW ACCOUNTING STANDARD

     As of January 1, 1998, the Company adopted Financial Accounting Standard ("FAS") No. 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with shareholders) and includes net income, net unrealized capital gains or losses on available-for-sale securities and foreign currency translation adjustments. As this new standard only requires additional information in the financial statements, it does not affect the Company's financial position or results of operations.

                  Ambac Assurance Corporation and Subsidiaries
                           Consolidated Balance Sheets
                       June 30, 1998 and December 31, 1997
                    (Dollars in Thousands Except Share Data)



                                                                                    June 30, 1998                  December 31, 1997
                                                                                -----------------------    -------------------------
                                                                                     (unaudited)

                                    ASSETS

Investments:
       Fixed income securities, at fair value
           (amortized cost of $2,826,122 in 1998 and $2,696,603 in 1997)                    $3,017,130                   $2,878,083
       Short-term investments, at cost (approximates fair value)                               158,772                      116,905
                                                                                -----------------------    -------------------------
           Total investments                                                                 3,175,902                    2,994,988

Cash                                                                                            21,893                        8,004
Securities purchased under agreements to resell                                                      -                        2,484
Receivable for securities sold                                                                  10,068                       24,018
Investment income due and accrued                                                               50,973                       49,987
Deferred acquisition costs                                                                     110,973                      105,996
Receivable from brokers and dealers                                                            183,192                      183,041
Reinsurance recoverable                                                                          4,119                        4,219
Prepaid reinsurance                                                                            202,265                      183,492
Other assets                                                                                   147,586                       90,785
                                                                                -----------------------    -------------------------
           Total assets                                                                     $3,906,971                   $3,647,014
                                                                                =======================    =========================

                     LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
       Unearned premiums                                                                    $1,228,099                   $1,184,537
       Losses and loss adjustment expenses                                                     112,651                      103,345
       Ceded reinsurance balances payable                                                        7,878                        9,258
       Deferred income taxes                                                                   127,985                      122,554
       Current income taxes                                                                     13,080                       19,714
       Accounts payable and other liabilities                                                  157,791                      111,624
       Payable for securities purchased                                                        237,591                      195,388
                                                                                -----------------------    -------------------------
           Total liabilities                                                                 1,885,075                    1,746,420
                                                                                -----------------------    -------------------------

Stockholder's equity:
       Preferred stock, par value $1,000.00 per share; authorized
           shares - 285,000; issued and outstanding shares - none                                  -                            -
       Common stock, par value $2.50 per share; authorized shares
           - 40,000,000; issued and outstanding shares - 32,800,000
           at June 30, 1998 and December 31, 1997                                               82,000                       82,000
       Additional paid-in capital                                                              525,937                      521,153
       Accumulated other comprehensive income                                                  124,486                      118,119
       Retained earnings                                                                     1,289,473                    1,179,322
                                                                                -----------------------    -------------------------
           Total stockholder's equity                                                        2,021,896                    1,900,594
                                                                                -----------------------    -------------------------
           Total liabilities and stockholder's equity                                       $3,906,971                   $3,647,014
                                                                                =======================    =========================




     See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)
                  For The Periods Ended June 30, 1998 and 1997
                             (Dollars in Thousands)



                                                           Three Months Ended                        Six Months Ended
                                                                June 30,                                 June 30,
                                                   ------------------------------------     ------------------------------------
                                                        1998                 1997                1998                1997
                                                   ----------------     ---------------     ----------------    ----------------

Revenues:

    Gross premiums written                                 $88,975             $74,593             $168,596            $126,763
    Ceded premiums written                                 (10,048)             (7,195)             (36,135)            (12,627)
                                                   ----------------     ---------------     ----------------    ----------------
          Net premiums written                              78,927              67,398              132,461             114,136

    Increase in unearned premiums, net                     (25,038)            (30,595)             (24,742)            (39,883)
                                                   ----------------     ---------------     ----------------    ----------------
          Net premiums earned                               53,889              36,803              107,719              74,253

    Net investment income                                   45,939              39,363               91,075              77,894
    Net realized (losses) gains                             (6,943)              3,479               (6,793)              4,291
    Other income                                             5,337               3,331               12,660               6,316
                                                   ----------------     ---------------     ----------------    ----------------
         Total revenues                                     98,222              82,976              204,661             162,754
                                                   ----------------     ---------------     ----------------    ----------------

Expenses:

    Losses and loss adjustment expenses                      1,423                 664                3,000               1,392
    Underwriting and operating expenses                     12,624              10,763               26,172              21,817
    Interest expense                                           661                 565                1,422               1,130
                                                   ----------------     ---------------     ----------------    ----------------
         Total expenses                                     14,708              11,992               30,594              24,339
                                                   ----------------     ---------------     ----------------    ----------------

    Income before income taxes                              83,514              70,984              174,067             138,415

    Provision for income taxes                              18,087              15,434               39,916              29,792
                                                   ----------------     ---------------     ----------------    ----------------

    Net income                                             $65,427             $55,550             $134,151            $108,623
                                                   ================     ===============     ================    ================





          See accompanying Notes to Consolidated Financial Statements

                  Ambac Assurance Corporation and Subsidiaries
                 Consolidated Statements of Stockholders' Equity
                                   (Unaudited)
                  For the Periods Ended June 30, 1998 and 1997
                             (Dollars in Thousands)


                                                                              1998                               1997
                                                                 --------------------------------   --------------------------------

Retained Earnings:
       Balance at January 1                                           $1,179,322                           $991,815
       Net income                                                        134,151        $134,151            108,623        $108,623
                                                                                 ----------------                   ----------------
       Dividends declared - common stock                                 (24,000)                           (22,000)
       Other                                                                   -                                 23
                                                                 ----------------                   ----------------
       Balance at June 30                                             $1,289,473                         $1,078,461
                                                                 ----------------                   ----------------

Accumulated Other Comprehensive Income:
       Balance at January 1                                             $118,119                            $65,822
       Unrealized gains (losses) on securities, $9,529 pre-tax                             6,194                             (1,699)
         and ($2,614) pre-tax in 1998 and 1997, respectively (1)
       Foreign currency                                                                      173                                397
                                                                                 ----------------                   ----------------
       Other comprehensive loss                                            6,367           6,367             (1,302)         (1,302)
                                                                 --------------------------------   --------------------------------
       Comprehensive income                                                             $140,518                           $107,321
                                                                                 ================                   ================
       Balance at June 30                                               $124,486                            $64,520
                                                                 ----------------                   ----------------

Preferred Stock:
       Balance at January 1 and June 30                                       $-                                 $-
                                                                 ----------------                   ----------------

Common Stock:
       Balance at January 1 and June 30                                  $82,000                            $82,000
                                                                 ----------------                   ----------------

Additional Paid-in Capital:
       Balance at January 1                                             $521,153                           $515,684
       Capital contribution                                                    -                              1,475
       Exercise of stock options                                           4,784                              3,222
                                                                 ----------------                   ----------------
       Balance at June 30                                               $525,937                           $520,381
                                                                 ----------------                   ----------------


Total Stockholders' Equity at June 30                                 $2,021,896                         $1,745,362
                                                                 ================                   ================

(1) Disclosure of reclassification amount:
Unrealized holding gains arising during period                            $6,626                               $380
Less: reclassification adjustment for gains
    included in net income                                                   432                              2,079
                                                                 ----------------                   ----------------
Net unrealized gains (losses) on securities                               $6,194                            ($1,699)
                                                                 ================                   ================


          See accompanying Notes to Consolidated Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                  For The Periods Ended June 30, 1998 and 1997
                             (Dollars in Thousands)


                                                                                  Six Months Ended
                                                                                      June 30,
                                                                          ----------------------------------
                                                                               1998               1997
                                                                          ---------------    ---------------


Cash flows from operating activities:
     Net income                                                                 $134,151           $108,623
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                                   792                871
     Amortization of bond premium and discount                                      (351)              (591)
     Current income taxes                                                         (6,634)            (1,649)
     Deferred income taxes                                                         2,096              5,667
     Deferred acquisition costs                                                   (4,977)            (7,179)
     Unearned premiums                                                            24,789             39,896
     Losses and loss adjustment expenses                                           9,306                821
     Ceded reinsurance balances payable                                           (1,380)             4,285
     Loss (gain) on sales of investments                                           6,793             (4,291)
     Accounts payable and other liabilities                                       46,167             (6,780)
     Other, net                                                                  (53,696)             2,464
                                                                          ---------------    ---------------
            Net cash provided by operating activities                            157,056            142,137
                                                                          ---------------    ---------------

Cash flows from investing activities:
     Proceeds from sales of bonds at amortized cost                              471,056            711,775
     Proceeds from maturities of bonds at amortized cost                          47,080             55,411
     Purchases of bonds at amortized cost                                       (590,082)          (880,479)
     Change in short-term investments                                            (41,867)            (7,166)
     Securities purchased under agreements to resell                               2,484               (463)
     Other, net                                                                   (7,838)               106
                                                                          ---------------    ---------------
            Net cash used in investing activities                               (119,167)          (120,816)
                                                                          ---------------    ---------------

Cash flows from financing activities:
     Dividends paid                                                              (24,000)           (22,000)
                                                                          ---------------    ---------------
            Net cash used in financing activities                                (24,000)           (22,000)
                                                                          ---------------    ---------------

            Net cash flow                                                         13,889               (679)
Cash at January 1                                                                  8,004              5,025
                                                                          ---------------    ---------------
Cash at June 30                                                                  $21,893             $4,346
                                                                          ===============    ===============

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
            Income taxes                                                         $39,700            $22,600
                                                                          ===============    ===============




     See accompanying Notes to Consolidated Unaudited Financial Statements.